                                        SECURITIES AND EXCHANGE COMMISSION

                                              WASHINGTON, D.C.  20549

                                                     FORM 8-K

                                                  CURRENT REPORT
                                        Pursuant to Section 13 or 15(d) of
                                        the Securities Exchange Act of 1934

                                 Date of Report (Date of earliest event reported):
                                                 October 20, 2004

                                               FIRST M&F CORPORATION
                                  ----------------------------------------------
                              (Exact name of registrant as specified in its charter)

          MISSISSIPPI                                No. 0-9424                         No. 64-0636653
--------------------------------------               ----------------                   --------------------
(State or other jurisdiction of                      (Commission                        (IRS employer
       incorporation)                                File Number)                       Identification No.)

         134 West Washington Street
         Kosciusko, Mississippi                                                39090
-----------------------------------------------------------            --------------------
(Address of principal executive offices)                                    (Zip Code)

Registrant's telephone number, including area code:    (662) 289-5121

                                                   Not applicable
                                                   --------------
                            (Registrant's former address of principal executive offices)

Item 2.02. Results of Operations and Financial Condition.  On October 20, 2004, First M&F Corporation issued a press release reporting its third quarter 2004 earnings.  A copy of this press release and the accompanying financial statements are attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.  On October 20, 2004, First M&F Corporation issued a press release reporting its third quarter 2004 earnings.  A copy of this press release and the accompanying financial statements are attached hereto as Exhibit 99.1.

                  (c)      Exhibits.

                           99.1     Press Release issued by First M&F Corporation dated October 20,
                                    2004 headed "First M&F Corp. reports third quarter 2004 earnings"
                                    and accompanying financial statements.

                                                    SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:   October 21, 2004

                                                     FIRST M&F CORPORATION

                                                     By:    /s/ John G. Copeland
                                                           -------------------------------------------
                                                     Name:    John G. Copeland
                                                     Title:   EVP & Chief Financial Officer

                                                   EXHIBIT INDEX

99.1     Press Release issued by First M&F Corporation dated October 20, 2004, headed "First M&F
         Corp. reports third quarter 2004 earnings"

First M&F Corp. Investor Information
CONTACT:  John G. Copeland
          EVP & Chief Financial Officer
         (662) 289-8594

October 20, 2004

FOR IMMEDIATE RELEASE

First M&F Corp. reports third quarter 2004 earnings
KOSCIUSKO, Miss.- First M&F Corp. (NASDAQ: FMFC) reported today that net income for the quarter ended September 30, 2004 was $2.781 million, or $.62 basic and $.61 diluted earnings per share, compared to $2.791 million, or $.61 basic and $.60 diluted earnings per share for the third quarter of 2003 and $2.753 million, or $.60 basic and diluted earnings per share for the second quarter of 2004.

        Net income for the first nine months of 2004 was $8.135 million, or $1.79 basic and $1.78 diluted earnings per share, compared to $8.083 million, or $1.75 basic and $1.74 diluted earnings per share for the same period in 2003.

        For the third quarter of 2004 the annualized return on assets was 1.00%, while return on equity was 9.98%. Comparatively, the return on assets for the third quarter of 2003 was 1.05%, with a return on equity of 10.06%. The return on assets for the second quarter of 2004 was 1.01%, while the return on equity was 9.87%.

        "I am again pleased to report solid earnings per share for the third quarter of 2004, slightly ahead of 2003 results," said Hugh S. Potts, Jr., Chairman and CEO. "Consistently good asset quality, including lower net loan losses and lower past due loans, continues a trend from last quarter. Third quarter loan growth has been impressive and bodes well for continued improvement in earnings. During the third quarter we opened our 36th branch and first in the city of Jackson. We are excited about expanding community banking into our state capital. We also will open our third new bank this year in Olive Branch in November. First M&F looks forward to a profitable and service-oriented fourth quarter."

        Net interest income was down by .62% compared to the third quarter of 2003, with the net interest margin decreasing to 4.24% in the third quarter of 2004 as compared to 4.47% in the third quarter of 2003. The net interest margin for the second quarter of 2004 was 4.19% as compared to 4.24% for the first quarter of 2004 and 4.44% for the fourth quarter of 2003. Loan yields decreased to 6.21% in the third quarter of 2004 from 6.52% in the third quarter of 2003. Loan yields remained relatively flat from the second quarter of 2004 to the third quarter. The prime rate on loans increased to 4.75% by the end of the third quarter of 2004 after starting the year at 4.00%. Management believes that loan yields will increase in the higher rate environment. Average loans were $810.659 million for the third quarter of 2004 as compared to $752.778 million for the third quarter of 2003. Loan growth was strong in the third quarter of 2004 after a sluggish first half. Loans grew by 1.01% in the second quarter of 2004 and by 6.05% in the third quarter. The Bank had a successful loan campaign tied to its Gridiron season ticket promotion during the summer and will follow up in the fourth quarter with a consumer loan campaign. Deposit costs increased in the third quarter of 2004 from the second quarter, although they were still lower than in the third quarter of 2003. Deposit costs were 1.62% in the third quarter of 2004 as compared to 1.70% in the third quarter of 2003. Deposits, which are typically more interest rate sensitive than loans, have shown upward pricing pressure as interest rates have increased during the second and third quarters of 2004. Management will continue to focus on achieving budgeted core deposit growth to offset the influence that rising rates will have on the cost of funds. Loans as a percentage of assets were 74.02% at September 30, 2004 as compared to 72.45% at September 30, 2003 and 72.46% at the end of 2003. Loans grew by 7.48% during the first nine months of 2004, while deposits grew by 3.43%.

        Non-interest revenues, excluding securities transactions, for the third quarter of 2004 were up by 1.89% compared to the third quarter of 2003, with deposit-related income up by 4.16%, mortgage income down by 53.24%, and insurance agency commissions up by 13.85%. Deposit revenue increases have been driven by debit card fee income, which has doubled since the third quarter of 2003. Deposit service charges and insufficient funds charges have decreased as volumes of chargeable items have decreased during 2004. The decrease in mortgage revenues was expected as rising interest rates slowed origination volumes. Agency commission growth was driven by annuity sales as annuity commissions increased by over 400% from the third quarter of 2003 to the third quarter of 2004. Commissions from traditional insurance agency products increased by 3.31% from the third quarter of 2003 to the third quarter of 2004.

        Non-interest expenses, excluding intangible asset amortization and the effect of noncontrolling interests, were up by 4.05% in the third quarter of 2004 as compared to the third quarter of 2003. Salaries and benefits were up by 8.13%, due primarily to the expansion of retail and lending staff and other fee generating positions. The negative noncontrolling joint venture expense for the first nine months of 2004 is the Company's joint venture partner's one-half interest from second quarter net losses in an accounts receivable factoring joint venture due to increased loan loss accruals and direct write-offs of uncollectible assets. The venture experienced a $2.0 million loan charge-off and accompanying $1.5 million loan loss accrual during the first quarter of 2004. The second quarter losses were the result of changes in credit policy in the venture, increasing its allowance for loan losses to reflect probable losses. However, no net charge-offs were recognized in the venture during the second or third quarters.

        Annualized net loan charge-offs as a percent of average loans for the third quarter of 2004 were .05% as compared to .20% for the same period in 2003. Non-accrual and 90-day past due loans as a percent of total loans were .75% at the end of the third quarter of 2004 as compared to .77% at the end of 2003, and .81% at the end of the third quarter of 2003. Annualized net charge-offs as a percentage of average loans for the first nine months of 2004 were .45% as compared to .39% for the same period in 2003. The allowance for loan losses as a percentage of loans was 1.47% at September 30, 2004 as compared to 1.39% at December 31, 2003 and 1.42% at September 30, 2003.

        Total assets at September 30, 2004 were $1.134 billion as compared to $1.078 billion at the end of 2003 and $1.072 billion at September 30, 2003. Total loans were $839.644 million compared to $781.321 million at the end of 2003 and $776.667 million at September 30, 2003. Deposits were $848.384 million compared to $820.226 million at the end of 2003 and $808.651 million at September 30, 2003. Total capital was $112.140 million, or $ 24.81 in book value per share at September 30, 2004.

        The Company repurchased 25,000 shares of its common stock during the third quarter of 2004 at an average price of $32.77, repurchased 20,000 shares at an average price of $33.87 during the second quarter and repurchased 36,500 shares at an average price of $35.70 during the first quarter. Capital was increased by stock option exercises of 34,321 shares at an average price of $26.60 during the first quarter of 2004 and 2,000 shares at an average price of $27.92 during the third quarter. The Company began a new repurchase program in May designed to repurchase up to 120,000 shares through April, 2005.

        The Company opened a new branch in Flowood, a city in Rankin County, in February of 2004. The Company opened a new branch in Jackson in a rented location in September of 2004. The Company has plans for further expansion in DeSoto County and Madison County in 2004. The Company completed a significant upgrade to its electronic banking systems during the second quarter and enhanced its retail platform system in the third quarter of 2004. The Company closed its limited-service branch in Lena on October 4, 2004, and also has made plans to close an additional branch in Weir.

        First M&F Corp., the parent of M&F Bank, is committed to proceed with its mission of making the mid-south better through the delivery of excellence in financial services to 23 communities in Mississippi and Tennessee.

Caution Concerning Forward-Looking Statements

        This document includes certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from these expectations due to changes in economic, business, competitive, market and regulatory factors. More detailed information about those factors is contained in First M&F Corporation's filings with the Securities and Exchange Commission.

First M&F Corporation
Condensed Consolidated Statements of Condition (Unaudited)
(In thousands, except share data)
                                                     September 30   December 31      September 30
                                                          2004          2003               2003
                                                    ----------------------------------------------
Cash and due from banks                                  28,843        39,849           29,836
Interest bearing bank balances                            5,798         2,554            3,201
Federal funds sold                                            -           950                -
Securities available for sale (cost of
  $185,281, $181,375, and $191,414)                     189,192       187,577          198,476

Loans                                                   839,644       781,321          776,667
Allowance for loan losses                                12,320        10,891           11,009
                                                    ----------------------------------------------
     Net loans                                          827,324       770,430          765,658

Bank premises and equipment                              25,795        24,214           22,681
Accrued interest receivable                               7,063         7,330            7,137
Other real estate                                         2,330           802            1,004
Intangible assets                                        16,775        16,837           16,850
Other assets                                             31,219        27,755           27,160
                                                    ----------------------------------------------
                                                      1,134,339     1,078,298        1,072,003

Non-interest bearing deposits                           129,613       123,191          111,777
Interest bearing deposits                               718,771       697,035          696,874
                                                    ----------------------------------------------
     Total deposits                                     848,384       820,226          808,651

Federal funds and repurchase agreements                  20,746        15,205           26,448
Other borrowings                                        144,097       122,033          116,154
Accrued interest payable                                  1,636         1,379            1,469
Other liabilities                                         7,289         7,732            7,994
                                                    ----------------------------------------------
     Total liabilities                                1,022,152       966,575          960,716

Noncontrolling joint venture interest                        47         1,045              926

Common stock, 4,519,859, 4,565,038 and
      4,586,964 shares issued & outstanding              22,599        22,825           22,935
Additional paid-in capital                               30,019        31,624           32,320
Retained earnings                                        58,600        53,873           52,200
Accumulated other comprehensive income                      922         2,356            2,906
                                                    ----------------------------------------------
     Total equity                                       112,140       110,678          110,361
                                                    ----------------------------------------------
                                                      1,134,339     1,078,298        1,072,003

First M&F Corporation and Subsidiary
Condensed Consolidated Statements of Income (Unaudited)
(In thousands, except share data)
                                                  Three Months Ended September 30    Nine Months Ended September 30
                                                    2004                2003              2004           2003
                                                  -----------------------------------------------------------------
Interest and fees on loans                           12,575             12,246            36,909          35,758
Taxable investments                                   1,382              1,551             4,140           5,262
Tax exempt investments                                  555                600             1,675           1,791
Federal funds sold                                        2                  5               100             188
Interest bearing bank balances                           19                 14                71              93
                                                  -----------------------------------------------------------------
     Total interest income                           14,533             14,416            42,895          43,092

Interest on deposits                                  2,942              3,034             8,617          10,581
Interest on short-term borrowings                       182                154               464             456
Interest on other borrowings                          1,134                889             3,319           2,415
                                                  -----------------------------------------------------------------
     Total interest expense                           4,258              4,077            12,400          13,452
                                                  -----------------------------------------------------------------
     Net interest income                             10,275             10,339            30,495          29,640
Provision for possible loan losses                      620                960             4,079           2,842
                                                  -----------------------------------------------------------------
     Net interest income after loan loss              9,655              9,379            26,416          26,798

Service charges on deposits                           1,977              1,898             5,730           5,551
Mortgage banking income                                 224                479               719             951
Agency commission income                              1,077                946             2,874           2,726
Fiduciary and brokerage income                           87                 92               322             212
Other income                                            515                393             1,909           1,383
Gains (losses) on AFS investments                       (7)                  1                46            (19)
                                                  -----------------------------------------------------------------
     Total noninterest income                         3,873              3,809            11,600          10,804

Salaries and employee benefits                        5,360              4,957            15,267          13,891
Net occupancy expense                                   575                540             1,699           1,590
Equipment and data processing expenses                  942                889             2,877           2,810
Intangible asset amortization                            13                 34                62             102
Noncontrolling joint venture interest expense            49                 78             (999)             270
Other expenses                                        2,594              2,716             7,447           7,488
                                                  -----------------------------------------------------------------
     Total noninterest expense                        9,533              9,214            26,353          26,151
                                                  -----------------------------------------------------------------
Net income before taxes                               3,995              3,974            11,663          11,451
     Income taxes                                     1,214              1,183             3,528           3,368
                                                  -----------------------------------------------------------------
Net income                                            2,781              2,791             8,135           8,083

Weighted average shares (basic)                   4,532,207          4,595,546         4,551,200       4,620,317
Weighted average shares (diluted)                 4,542,462          4,622,831         4,565,957       4,643,854
Basic earnings per share                              $0.62              $0.61             $1.79           $1.75
Diluted earnings per share                            $0.61              $0.60             $1.78           $1.74
                                                  =================================================================

Return on assets (annualized)                         1.00%              1.05%             0.99%           1.02%
Return on equity (annualized)                         9.98%             10.06%             9.72%           9.71%
Efficiency ratio                                     65.74%             63.41%            61.06%          62.89%
Net interest margin (annualized, tax-equivalent)      4.24%              4.47%             4.22%           4.28%
Net charge-offs to average loans (annualized)         0.05%              0.20%             0.45%           0.39%
Nonaccrual and 90 day accruing loans to total loans   0.75%              0.81%             0.75%           0.81%

First M&F Corporation
Financial Highlights
                                                         QTD Ended           QTD Ended          QTD Ended        QTD Ended
                                                        September 30          June 30            March 31       December 31
                                                            2004                2004               2004             2003
                                                       ---------------------------------------------------------------------
Per Common Share (diluted):
Net income                                                     0.61               0.60                0.57            0.61
Cash dividends paid                                            0.25               0.25                0.25            0.25
Book value                                                    24.81              24.26               24.48           24.24
Closing stock price                                           33.35              31.14               33.51           37.90

Selected Average Balances: (in thousands)
Assets                                                    1,107,013          1,090,834           1,104,631       1,074,285
Loans                                                       810,659            779,171             776,637         780,360
Earning assets                                            1,002,936            986,108           1,000,681         971,833
Deposits                                                    854,000            848,953             848,912         815,859
Equity                                                      111,441            111,542             111,950         110,707

Selected Ratios:
Return on average assets (annualized)                         1.00%              1.01%               0.94%           1.05%
Return on average equity (annualized)                         9.98%              9.87%               9.29%          10.15%
Average equity to average assets                             10.07%             10.23%              10.13%          10.31%
Net interest margin (annualized, tax-equivalent)              4.24%              4.19%               4.24%           4.44%
Efficiency ratio                                             65.74%             62.16%              55.36%          62.52%
Net charge-offs to average loans (annualized)                 0.05%              0.08%               1.23%           0.55%
Nonaccrual and 90 day accruing loans to total loans           0.75%              0.66%               1.11%           0.77%
Price to book (x)                                              1.34               1.28                1.37            1.56
Price to earnings (x)                                         13.45              12.98               14.70           15.53

                                                               Historical Earnings Trends

                                                                 Net Income        EPS
                                                             (in thousands)     (diluted)
                                                         -------------------------------------
                                                   3Q 2004        2,781            0.61
                                                   2Q 2004        2,753            0.60
                                                   1Q 2004        2,601            0.57
                                                   4Q 2003        2,809            0.61
                                                   3Q 2003        2,791            0.60
                                                   2Q 2003        2,638            0.57
                                                   1Q 2003        2,654            0.57
                                                   4Q 2002        2,730            0.59
                                                   3Q 2002        2,867            0.62

First M&F Corporation
Average Balance Sheets/Yields and Costs (tax-equivalent)
(In thousands with yields and costs annualized)
                                                  YTD September, 2004              YTD September, 2003
                                              --------------------------------------------------------------
                                                 Average                        Average
                                                 Balance     Yield/Cost          Balance          Yield/Cost
                                              --------------------------------------------------------------
Interest bearing bank balances                       6,528         1.46%           9,019              1.37%
Federal funds sold                                  14,649         0.91%          21,822              1.15%
Taxable investments (amortized cost)               132,554         4.16%         159,436              4.40%
Tax-exempt investments (amortized cost)             53,965         6.60%          54,802              6.95%
Loans held for investment                          788,902         6.25%         713,207              6.70%
                                              --------------------------------------------------------------
   Total earning assets                            996,598         5.88%         958,286              6.15%
Non-earning assets                                 104,251                        99,490
                                                -----------               ---------------
   Total average assets                          1,100,849                     1,057,776

NOW & MMDA                                         285,791         0.67%         301,609              1.04%
Savings                                             87,043         1.31%          91,147              1.67%
Certificates of Deposit                            356,555         2.36%         344,773              2.74%
Short-term borrowings                               18,778         3.29%          18,738              3.24%
Other borrowings                                   110,947         3.99%          76,941              4.18%
                                              --------------------------------------------------------------
   Total interest bearing liabilities              859,114         1.92%         833,208              2.15%
Non-interest bearing deposits                      121,246                       104,415
Non-interest bearing liabilities                     8,845                         9,177
Capital                                            111,644                       110,976
                                                -----------               ---------------
   Total average liabilities and equity          1,100,849                     1,057,776
                                                            -------------                 ------------------
Net interest spread                                                3.96%                              4.00%
Effect of non-interest bearing deposits                            0.24%                              0.24%
Effect of leverage                                                 0.02%                              0.04%
                                                            -------------                 ------------------
   Net interest margin, tax-equivalent                             4.22%                              4.28%
Less tax equivalent adjustment:
   Investments                                                     0.13%                              0.15%
   Loans                                                           0.01%                              0.01%
                                                            -------------                 ------------------
Reported book net interest margin                                  4.08%                              4.12%